Exhibit 24.3

POWER OF ATTORNEY

BE IT KNOWN that the undersigned, Wilmington Trust Company, a Delaware banking corporation, acting not in its individual capacity but solely as trustee (the “Trustee”) of ALBI Trust (the “Trust”), a Delaware statutory trust, does hereby nominate, constitute and appoint AmeriCredit Financial Services, Inc., a Delaware corporation, as its true and lawful representative and attorney-in-fact, with full power and authority in its name, place and stead to make, execute, sign, acknowledge, deliver and swear to on behalf of the Trustee or the Trust, any and all documents relating to the performance by the Trustee or the Trust of its duties under the Trust Agreement, dated as of August 29, 2006 (the “Trust Agreement”), between AmeriCredit Financial Services, Inc. and the Trustee; including, without limitation, (i) to authorize the Trust to incur indebtedness and to guarantee any indebtedness of an affiliate, (ii) to authorize the execution, delivery and performance of any purchase agreement, registration rights agreement, indenture, subsidiary guarantee and all agreements, documents, certificates of other instruments related to AmeriCredit Corp.’s issuance and sale of up to $300 million of senior notes and the guarantee of those notes by the Trust, and (iii) to ratify all actions by the Trust related to the foregoing taken prior to the date of this power of attorney.

The rights, powers, and authority of AmeriCredit Financial Services, Inc., as granted by this instrument, shall commence and be in full force and effect as of the date of this Power of Attorney, and shall remain in full force and effect until the purposes of this appointment and authorization be accomplished, or until the Trustee gives notice that such rights, powers and authority are terminated, whichever shall earlier occur. This Power of Attorney shall not be affected by the dissolution or termination of the Trustee.

This Power of Attorney shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, Wilmington Trust Company, not in its individual capacity, but solely as Trustee, intending to be legally bound hereby, has duly executed this instrument.

Dated as of June 26, 2007

Wilmington Trust Company,
not in its individual capacity but solely as
Trustee of ALBI Trust

By:	/s/ Jennifer A. Luce
Name:	Jennifer A. Luce
Title:	Sr. Financial Services Officer

STATE OF DELAWARE	}
} :SS
COUNTY OF NEW CASTLE	}

This instrument was acknowledged before me on the 26th day of June, 2007, by Jennifer A. Luce, a Senior Financial Services Officer of Wilmington Trust Company.

/s/ Susanne M. Gula
Notary Public
My Commission Expires:

SUSANNE M. GULA
Notary Public - State of Delaware
My Comm. Expires Nov. 21, 2007